Exhibit 3.01

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AMARANTUS BIOSCIENCES, INC. ", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF NOVEMBER, A.D. 2012, AT 9:51 O'CLOCK A.M.

/s/ Jeffrey W. Bullock
440388 8100	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9984706
121225969	DATE: 11-14-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:51 AM 11/14/2012
FILED 09:51 AM 11/14/2012
SRV 121225844 - 4403887 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST : That at a meeting of the Board of Directors of Amarantus Biosciences, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED that Article IV, Section A of the Corporation's Certificate of Incorporation be amended to change total number of authorized shares of Common Stock of the Corporation to 1,000,000,000 shares. As amended, Articled IV, Section A shall read as follows:

A. CLASSES OF STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of$0.001.

SECOND : That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD : That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of November 2012.

/s/ Gerald Commissiong
Chief Executive Officer